EXHIBIT 10.22.2
                                   [GRAPHIC]
John M. Murabito                                    Monsanto Company
Senior Vice President                               800 North Lindbergh Blvd
Human Resources &                                   St. Louis, Missouri 63167
Corporate Services                                  Phone (314)694-7169
                                                    Fax (314) 694-8621
                                                    john.m.murabito@monsanto.com
                                                    http://www.monsanto.com

                                  May 29, 2003


Mr. Frank V. AtLee III
10137 East Horizon Drive
Scottsdale, AZ 85262-3015

         Re:      Amendment to Consulting Agreement
                  ---------------------------------
Dear Frank:

Reference is made to that certain letter agreement dated July 13, 2000 by and between Monsanto Company (the "Company") and you regarding your providing Consulting Services to the Company (the "July 2000 Letter Agreement"), as amended by that certain letter agreement dated February 24, 2003 by and between the Company and you (the "February 2003 Letter Agreement). Capitalized terms used in this letter agreement but not defined or otherwise amended herein shall have the meaning ascribed to such terms in the July 2000 Letter Agreement, as amended by the February 2003 Letter Agreement (sometimes collectively called the "Consulting Agreement").

1. Termination of Interim CEO Consulting Period. This letter confirms that the Board of Directors of the Company (the "Board") elected Hugh Grant to serve as President and Chief Executive Officer of the Company, effective as of the date hereof. Accordingly, pursuant to the provisions of Paragraph 2 of the February 2003 Letter Agreement, the Interim CEO Consulting Period will terminate at the end of today.

2. Extension of Consulting Term. It is recognized that pursuant to the provisions of Paragraph 2 of the February 2003 Letter Agreement, the termination date of the Consulting Term under the July 2000 Letter Agreement was extended to May 29, 2003. Notwithstanding anything to the contrary set forth in the Consulting Agreement, it is hereby agreed that the expiration date of the Consulting Term under the July 2000 Letter Agreement shall extend through the earlier of the date of the annual meeting of shareowners of the Company occurring in 2004 (the "2004 Annual Meeting") or the date of your termination of service as Chairman of the Board. For purposes of this letter agreement, the term "Extended Consulting Term" means the period during which you shall provide Consulting Services (as described in Paragraph 4 hereof) between May 30, 2003 and the extended termination date of the Consulting Term.

3. Early Termination of Extended Consulting Term. The Company or you shall have the right to terminate the Consulting Term prior to the expiration thereof upon 30 business days' advance written notice to the other party. Except as provided below, in the event of such an early termination of the Consulting Term, the Company's sole liability shall be to make the payments due pursuant to Paragraph 5 hereof for Consulting Services provided by you prior to the effective date of such early termination and for which payment has not already been made. If the Consulting Term is terminated by the Company other than as the result of or in connection with the breach by you of any of your obligations hereunder, then the Company shall also pay to you an amount equal to the Extended Consulting Fees (as that term is defined in Paragraph 5 hereof) you would have earned had the early termination of the Consulting Term not occurred. Such amount will be payable to you in monthly installments beginning as of the last day of the month in which such early termination of the Consulting Term occurs, with the final payment being due and payable on the last day of the month in which the earlier of the 2004 Annual Meeting or the date of your termination of service as Chairman of the Board occurs.

4. Description of Consulting Services. During the Extended Consulting Term, the Consulting Services shall include only those services described in Paragraph 2 of the July 2000 Letter Agreement.

5. Compensation For Consulting Services During Extended Consulting Term. As compensation for the Consulting Services during the Extended Consulting Term, the Company will pay to you $400,000 on an annualized basis, less the Retainer Amounts (the "Extended Consulting Fees"). The Extended Consulting Fees shall be payable monthly, in arrears, as of the last day of each calendar month during the Extended Consulting Term, with the first such payment being due and payable as of June 30, 2003. Additionally, notwithstanding any provision in the Consulting Agreement to the contrary, all Consulting Fees, Additional Monthly Consulting Fees, and accrued interest thereon credited to the Account as of the date hereof shall be paid to you in one lump sum as soon as is practicable. In the event you should die or become unable to render the Consulting Services described in Paragraph 4 hereof because of your permanent disability, then the Company shall continue to pay you (or your designated beneficiary, or if you have not designated a beneficiary, your estate) an amount equal to the Extended Consulting Fees (calculated taking into account such Retainer Amounts as are reasonably projected to be paid to you) on a monthly basis through the date of the 2004 Annual Meeting.

You will continue to be eligible for a bonus payment for your services as Interim CEO as described in Paragraph 3.a. of the February 2003 Letter Agreement. In addition, the Company shall continue to reimburse you for your customary and reasonable out-of-pocket expenses incurred in performing the Consulting Services during the Extended Consulting Term, upon presentation of appropriate documentation thereof.

Except for the modifications contained in this letter agreement, all other terms, conditions and covenants contained in the Consulting Agreement shall remain unchanged and in full force and effect, and are hereby ratified and confirmed.

                                Very truly yours,
                                MONSANTO COMPANY

                                /s/ John M. Murabito
                                John M. Murabito,
                                Senior Vice President, Human Resources and
                                Corporate Services


ACCEPTED AND AGREED TO
this 29th day of May, 2003


By:  /s/ Frank V. AtLee III
     -------------------------------
     Frank V. AtLee III